For Immediate Release
Telephone: 609-561-9000
Investor Relations Contact: Stephen Clark x4260
Media Relations Contact: Joanne Brigandi x4240
May 27, 2005

                         SJI DECLARES QUARTERLY DIVIDEND

[Folsom, NJ] -- South Jersey Industries (NYSE:SJI) today declared its regular dividend of $0.425 for the second quarter of 2005. The dividend is payable July 5, 2005, to shareholders of record at the close of business June 10, 2005. This is SJI's 54th consecutive year of paying dividends, reflecting the company's commitment to a consistent, sustainable dividend.

The record date for the dividend is the same record date that was previously announced for SJI's upcoming 2 for 1 stock split. Shares associated with the split will be distributed on June 30, 2005. Consequently, SJI's stock will begin trading at the post-split price on July 1, 2005.

The $0.425 dividend announced today was declared on a pre-split basis. On a post-split basis, the dividend per share would be half of that amount, or $0.2125, on twice as many shares.

         South Jersey Industries (NYSE: SJI) is an energy services holding company for South Jersey Gas, South Jersey Energy, South Jersey Resources Group, Marina Energy, and South Jersey Energy Service Plus. Visit http://www.sjindustries.com for more information about SJI and its subsidiaries.